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                                                                        NEWS
                                    For Further Information:

                                                  Phil Lynch  Lawson Whiting
                                              Vice President  Assistant Vice
                                                              President
                                          Director Corporate  Director Investor
                                              Communications  Relations
                                        And Public Relations
                                                              502-774-7074


                                                         FOR IMMEDIATE RELEASE

BROWN-FORMAN CORPORATION EXTENDS EXPIRATION DATE FOR SENIOR NOTES EXCHANGE
OFFER

      Louisville, KY, June 6, 2003 - Brown-Forman Corporation (NYSE: BFA, BFB) announced today that it is extending until 5:00 p.m. (ET), on June 10, 2003, the expiration date of its offer to exchange $250 million of its 2-1/8% senior notes due 2006 and $350 million of its 3% senior notes due 2008. The exchange offer is being conducted to provide the existing note holders with the opportunity to exchange their current notes, which were issued pursuant to a private placement exempt from registration with the Securities and Exchange Commission, with notes that have been registered under the Securities Act of 1933.

      The current expiration date of the exchange offer was June 5, 2003. As of 5:00 p.m. (ET) on that date, the exchange agent for the offer advised Brown-Forman Corporation that $249 million, or 99.60%, of the outstanding 2-1/8% senior notes due 2006, and $350 million, or 100%, of the outstanding 3% senior notes due 2008, had been validly tendered. Only $1 million of the outstanding 2-1/8% senior notes due 2006 have not been tendered for exchange.

      The terms and conditions of the exchange offer are set forth in an April 30, 2003 prospectus and its accompanying letter of transmittal. Except for the extension of the period of the offer, all terms of the exchange offer remain unchanged

      Anyone who would like to obtain copies of the prospectus and related documents, or with questions regarding the exchange offer, should contact Brown-Forman Corporation's exchange agent, National City Bank, at (502) 581-7354.


BROWN-FORMAN CORPORATION 850 DIXIE HIGHWAY, LOUISVILLE, KY 40210 E-MAIL:
BROWN-FORMAN@B-F.COM WWW>BROWN-FORMAN.COM
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      Brown-Forman Corporation is a diversified producer and marketer of fine quality consumer products, including Jack Daniel's, Southern Comfort, Finlandia Vodka, Canadian Mist, Fetzer and Bolla Wines, Korbel California Champagnes, Lenox, Dansk, and Gorham tableware and giftware and Hartmann Luggage.

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BROWN-FORMAN CORPORATION 850 DIXIE HIGHWAY, LOUISVILLE, KY 40210 E-MAIL:
BROWN-FORMAN@B-F.COM WWW>BROWN-FORMAN.COM
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